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                                                                 EXHIBIT 99 (C)




              Union Planters Corporation Press Release Announcing
               A Stock Buyback for the First Mutual Acquisition
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UNION PLANTERS ANNOUNCES STOCK BUYBACK FOR FIRST MUTUAL ACQUISITION

MEMPHIS, Tenn.--July 3, 1998--Union Planters Corporation (NYSE:UPC) announced today that it intends to purchase, in the open market, approximately one million UPC common shares to facilitate its purchase of First Mutual Bancorp. The acquisition and stock buyback are both expected to be completed by the end of this year.

As announced on July 2, First Mutual Bancorp, headquartered in Decatur, Illinois, is a $391 million bank holding company. The acquisition will be accounted for as a purchase transaction.

                                     -end-

For additional information:

Financial
Jack Parker
Executive Vice President & CFO
901/580-6781

Media
Bill Andrews
Senior Vice President
901/580-2892